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 FORM 3
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                      UNITED STATES SECURITIES AND EXCHANGE COMMISSION                                ------------------------------
                                   Washington, D.C. 20549                                                     OMB APPROVAL
                                                                                                      ------------------------------
                  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                             OMB Number:..........3235-0104
                                                                                                      Expires: ....December 31, 2000
          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,                     Estimated average burden
      Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)                Hours per response ........0.5
                           of the Investment Company Act of 1940                                      ------------------------------


(Print or Type Response)
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    McADAM,        JOHN                       Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)              F5 NETWORKS, INC. (ffiv)            (Month/Day/Year)
     (Last)      (First)     (Middle)         07/24/00                   ----------------------------------     08/01/00
    501 ELLIOTT AVENUE WEST                ----------------------------  5. Relationship of Reporting        -----------------------
----------------------------------------   3. IRS or Social Security          Person to Issuer               7. Individual or Joint/
                 (Street)                     Number of Reporting           (Check all applicable)              Group Filing (Check
    SEATTLE,        WA         98119          Person (Voluntary)           X   Director          10% Owner      Applicable Line)
----------------------------------------                                 -----            -----                     Form filed by
     (City)      (State)       (Zip)       ----------------------------    X   Officer           Other       -----  One Reporting
                                                                         ----- (give      -----  (specify           Person
                                                                               title below)      below)        X    Form filed by
                                                                               PRESIDENT/CEO                 -----  More than One
                                                                               DIRECTOR                             Reporting Person
                                                                         ----------------------------------
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned indirectly or indirectly.
POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE                              (Over)
NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.                               SEC 1473 (3-99)
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 FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deriv-        ative
                                                                                      ative         Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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NON-QUALIFIED STOCK OPTION      07/24/01  07/23/10    COMMON STOCK        50,000       $1.00        D
(RIGHT TO BUY)
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NON-QUALIFIED STOCK OPTION      07/24/01  07/23/10    COMMON STOCK       645,000      $42.56        D
(RIGHT TO BUY)
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Explanation of Responses:



**    Intentional misstatements or omissions of facts constitute                          /s/ JOHN McADAM                12-6-00
      Federal Criminal Violations.                                               -----------------------------------  --------------
                                                                                   **Signature of Reporting Person         Date
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained
in this form are not required to respond unless the form displays a currently                                                 Page 2
valid OMB number.                                                                                                    SEC 1473 (3-99)

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